Exhibit 10.1

Option Agreement

Option Agreement dated September 24, 2026 (this “Option Agreement”) by and between Tessera Defense and Homeland Security Israel Ltd., a company formed under the laws of the State of Israel (“Tessera Israel”), and X S.E. Security and Defense Ltd., a company formed under the laws of the State of Israel (“X SE”).

WHEREAS, X SE owns 192 ordinary shares, par value NIS 1.00 each, of RT LTA Systems Ltd., a company formed under the laws of the State of Israel with company number 513958397 (“RT”), representing 51% of the issued and outstanding share capital of RT on a fully diluted basis (the “RT Shares”);

WHEREAS, Tessera Israel is the wholly owned subsidiary of Tessera Defense and Homeland Security Inc., a Delaware corporation whose shares are listed on the NYSE American under the symbol “HLSQ” (“HLSQ”); and

WHEREAS, in light of Tessera Israel’s interest in the business of RT, X SE has agreed to grant Tessera Israel an option on the terms and provisions provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and additional consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Option. X SE hereby grants Tessera Israel and/or any designated affiliate of Tessera Israel, including HLSQ (each, a “Designated Affiliate”), the right but not the obligation (the “Option”) to purchase all, but not less than all, of the RT Shares for a purchase price equal to the Purchase Price (as defined below).

As used herein “Purchase Price” means RT Equity Value multiplied by the percentage of the issued and outstanding share capital of RT, on a fully diluted basis, represented by the RT Shares.

The “RT Equity Value” means an equity valuation of RT equal to the lower of

(i) $13,000,000 and

(ii) the sum of

(a) two times RT’s average EBITDA, plus

(b) 10% of RT’s average revenue,

in each case averaged over RT’s fiscal years 2026, 2027 and 2028 and derived from RT’s audited financial statements for those fiscal years.

“EBITDA” means RT’s net income before interest, taxes, depreciation and amortization, and “revenue” means RT’s revenue, in each case as shown in RT’s audited financial statements prepared in accordance with IFRS, excluding extraordinary and non-recurring items and any income or expense from transactions with either party or its affiliates that are not on arm’s-length terms.

Upon exercise of the Option (if any), Tessera Israel shall pay X SE $2,000,000 on account of the Purchase Price (the “Closing Payment”), which shall include the Option Consideration previously paid, so that $1,000,000 shall be payable at closing of the exercise of the Option (if any). The balance of the Purchase Price shall be paid in installments, each within 30 days after delivery to Tessera Israel of RT’s audited financial statements for the applicable fiscal year, as follows:

(A) for fiscal year 2026, the Purchase Price calculated using RT’s EBITDA and revenue for fiscal year 2026 only, less the Closing Payment;

(B) for fiscal year 2027, the Purchase Price calculated using the average of RT’s EBITDA and revenue for fiscal years 2026 and 2027, less the Closing Payment and the amount paid under clause (A); and

(C) for fiscal year 2028, the Purchase Price calculated as provided above, less the Closing Payment and all amounts paid under clauses (A) and (B).

If the amount calculated for any installment is negative, no installment shall be payable for that fiscal year, and if the Closing Payment and the amounts paid under clauses (A) and (B) exceed the Purchase Price calculated under clause (C), X SE shall refund the excess to Tessera Israel within 30 days.

At Tessera Israel’s election, the Purchase Price shall be payable in cash, in shares of common stock of HLSQ to be issued by HLSQ, or in a combination of the two.

Any HLSQ shares issued in payment of the Purchase Price shall be valued at the volume-weighted average price of HLSQ’s common stock on the NYSE American for the 10 trading days immediately before the date of issuance. Any issuance of HLSQ shares is subject to the approval of the NYSE American, any stockholder approval required under its rules, and an available exemption from registration under the U.S. Securities Act of 1933. Tessera Israel or any Designated Affiliate may exercise the Option.

Any dispute regarding the calculation of the Purchase Price shall be resolved by an independent accounting firm agreed by the parties, whose determination shall be final and binding, and whose fees shall be borne by the party whose position is further from that firm’s determination.

Section 2. Term; Notice. At any time after the date hereof until the close of business on the 90th day after the date of this Agreement (such period being the “Option Exercise Period”), Tessera Israel shall have the right to exercise the Option by providing written notice thereof (“Option Exercise Notice”), whereupon the Option Exercise Period shall, without any further action on the part of any of the parties, be extended for an additional 60 days from the date of the delivery of the Option Exercise Notice.

The exercise of the Option and the consummation of the purchase of the RT Shares shall be subject to the due diligence described in Section 4 and to the receipt of all required approvals, including the approval of the boards of directors of the parties and of HLSQ, any consent or waiver required from the other shareholders of RT under RT’s articles of association or any shareholders agreement, any required approval of the Israeli Ministry of Defense, including under the Defense Export Control Law, 5767-2007, and any required approval of or notice to the Israel Innovation Authority. If the purchase of the RT Shares is not consummated by the end of the Option Exercise Period, as extended, other than as a result of a breach by Tessera Israel, the Option shall terminate and the Option Consideration shall be refunded under Section 3.

Section 3. Payment for Option. Subject to the terms of Section 3A below, within thirty (30) days after the signing of this Agreement, unless terminated prior to such date, Tessera Israel shall remit to X SE $1,000,000 in consideration of the option being granted hereunder (the “Option Consideration”). If the Option is not exercised by Tessera Israel, or this Agreement or the Option otherwise terminates, the Option Consideration shall be refunded to Tessera Israel within three business days thereafter. If Tessera Israel exercises the Option and the purchase of the RT Shares is consummated, the Option Consideration shall be applied to the Purchase Price.

Section 3A. Refund Shortfall; Transfer of RT Shares. (a) In this Agreement, the “Refund Amount” means the Option Consideration and any other amount paid by Tessera Israel to X SE on account of the Purchase Price or as consideration before the consummation of the purchase of the RT Shares, in each case to the extent required to be refunded to Tessera Israel under this Agreement. Any amount paid by Tessera Israel on account of the Purchase Price before the consummation of the purchase shall be refunded to Tessera Israel on the same terms as the Option Consideration.

(b) If for whatever reason X SE does not refund the full Refund Amount when due (the unpaid portion, the “Shortfall”), Tessera Israel may elect, by written notice to X SE, to receive, in full or partial satisfaction of the Shortfall, ordinary shares of RT held by X SE representing a percentage of the issued and outstanding share capital of RT on a fully diluted basis equal to the greater of (i) ten percent (10%) and (ii) fifteen percent (15%) multiplied by a fraction, the numerator of which is the Shortfall and the denominator of which is $1,000,000, up to a maximum of fifteen percent (15%) (the “Shortfall Shares”).

(c) The transfer of the Shortfall Shares shall be made under a share purchase agreement to be signed by the parties within ten (10) days after Tessera Israel’s notice, containing customary representations and warranties of X SE, including as to its title to the Shortfall Shares free and clear of any lien, pledge or other encumbrance. X SE shall obtain any consent or waiver required from the other shareholders of RT for the transfer. Any portion of the Shortfall not satisfied by the transfer of Shortfall Shares shall remain a debt of X SE to Tessera Israel.

(d) Until the Refund Amount has been refunded in full or satisfied under this Section 3A, X SE shall not transfer, pledge or otherwise encumber any of the RT Shares, other than to Tessera Israel.

Section 4. Due Diligence. The exercise of the Option is subject to a due diligence examination by Tessera Israel, with results thereof being satisfactory to Tessera Israel in its sole and absolute discretion. The due diligence examination will include the following:

i.	X SE will provide, and will cause RT to provide, to Tessera Israel and its representatives, agents, consultants and advisors all information and data requested by Tessera Israel and with access during normal business hours to its properties, personnel (including appropriate management and outside advisors), and financial, legal, accounting, tax, and other data and information relating to RT’s business, operations, and properties.

ii.	Tessera Israel is authorized to commission an independent third party recognized valuator, which shall be reasonably acceptable to X SE, to perform a valuation of RT and its business. For the sake of clarity, the valuation and its results, in and of itself shall not obligate the parties to consummate the purchase.

Section 5. License. Immediately following the signature of this Agreement, X SE shall cause RT to negotiate in good faith with Tessera Israel the terms of a non-exclusive, perpetual license from RT to Tessera Israel relating to the development and commercialization of RT’s technology, including its patents, know-how, software and other intellectual property (the “RT Technology”). X SE shall cause RT to enter into the license within sixty (60) days after the signature of this Agreement, whether or not the Option is exercised, and the license shall survive any termination of this Agreement or the non-exercise of the Option. If X SE does not refund the Refund Amount in full when due, then, in addition to Tessera Israel’s rights under Section 3A, X SE shall cause RT to grant the license to Tessera Israel on a royalty-free and irrevocable basis.

Section 6. No Shop. From the date of this Agreement until the later of the end of the Option Exercise Period, as extended, and the consummation or termination of the purchase of the RT Shares (the “Exclusivity Period”), X SE shall not, and shall cause RT and its and their respective shareholders, directors, officers, employees, affiliates, agents and advisors not to, directly or indirectly: (a) solicit, initiate, encourage or respond to any inquiry, proposal or offer from any person other than Tessera Israel or a Designated Affiliate relating to any sale, transfer, pledge or other disposition of any of the RT Shares or any other equity interest in RT, any issuance by RT of shares or securities convertible into shares, any merger, reorganization or sale of all or a material part of RT’s assets or business, or any exclusive license of the RT Technology (each, an “Alternative Transaction”); (b) enter into or continue any discussions or negotiations with, or furnish any non-public information to, any person regarding an Alternative Transaction; or (c) enter into any agreement, option, letter of intent or understanding regarding an Alternative Transaction. X SE shall immediately end any existing discussions regarding an Alternative Transaction, and shall notify Tessera Israel in writing within two business days after receiving any inquiry, proposal or offer regarding an Alternative Transaction, including its terms and the identity of the person making it. During the Exclusivity Period, X SE shall not transfer, pledge or encumber any of the RT Shares, and shall cause RT to conduct its business only in the ordinary course. If X SE breaches this Section 6, X SE shall promptly refund the Option Consideration and reimburse Tessera Israel for its reasonable out-of-pocket expenses, and Tessera Israel shall also be entitled to injunctive relief and specific performance, without posting a bond, in addition to any other remedy. The obligations in this Section 6 bind X SE only, and nothing in this Agreement restricts Tessera Israel, HLSQ or any of their affiliates from pursuing any other transaction.

Section 7. Confidentiality. X SE shall keep the existence and terms of this Agreement, and all information received from Tessera Israel or HLSQ, confidential. Tessera Israel and HLSQ may make any disclosure of this Agreement required or desirable by applicable securities laws or the rules of the NYSE American.

Section 8. Termination by Tessera Israel. Tessera Israel may terminate this Option Agreement at any time, for any reason or no reason, by written notice to X SE, effective on delivery. On termination, the Option and the Exclusivity Period end, the Option Consideration shall be refunded under Section 3, and neither party shall have any further obligation under this Agreement, except that Sections 3A, 5, 7 and 9 survive and termination does not relieve X SE of liability for any breach before termination.

Section 9. Governing Law; Counterparts. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Israel and the appropriate court located in the State of Israel shall have exclusive jurisdiction over any dispute relating to this Agreement. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), and all of which taken together will constitute one and the same agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof.

Signature Pages to Follow

IN WITNESS WHEREOF the parties have duly executed this document as of the day and year first above written.

Tessera Defense and Homeland Security Israel Ltd.		X S.E. Security and Defense Ltd.

By:	/s/ Michael Oster	By:	/s/ Elad Shohat
Name:	Michael Oster	Name:	Elad Shohat
Title:	CEO	Title:	Manager